For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Jerry Daly
Chief Financial Officer	Daly Gray, Inc. (Media)
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Strong 2013 Third Quarter Results

Comparable Hotel RevPAR up 6.7 Percent, FFO Beats Consensus;
Acquisitions & Pipeline Point to Significant EBITDA/FFO Growth in 2014

PALM BEACH, Fla., November 4, 2013-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) that owns wholly or through its joint ventures - 76 premium-branded, upscale, extended-stay and select-service hotels, today announced results for the third quarter ended September 30, 2013.
Third Quarter 2013 Highlights

•	Comparable Hotel RevPAR - Grew hotel RevPAR 6.7 percent, excluding the Washington, D.C. hotel which was being renovated/rebranded throughout the entire quarter.

•	Portfolio RevPAR - Rose 3.9 percent to $119 for the 21 hotels owned for the entire quarter.

•	Adjusted EBITDA - Increased 30.2 percent to $15.6 million.

•	Adjusted FFO - Improved 70.6 percent to $10.8 million. Adjusted FFO per diluted share rose 4.3 percent to $0.48 from $0.46, exceeding consensus estimates.

•
Equity Offerings Completed - Raised a total of $142.7 million in June and September to fund the acquisitions of four, high-quality hotels comprising 700 rooms for $156 million and enhanced capacity to make incremental, value-add acquisitions.

•	Innkeepers Refinancing -Completed $950 million refinancing for JV portfolio. 90.2 percent of original invested capital returned via distributions.

Consolidated Financial Results

The following is a summary of the consolidated financial results for the comparable respective periods. RevPAR, ADR and occupancy for 2013 and 2012 are based on hotels owned as of September 30, 2013 ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2,013	2,012	2,013	2,012
RevPAR	$119	$115	$110	$105
ADR	$142	$136	$137	$132
Occupancy	84%	84.5%	79.7%	79.8%
Net income	$2.5	$1.5	$3.1	$0.9
Adjusted EBITDA	$15.6	$12.0	$38.7	$32.5
AFFO	$10.8	$6.4	$24.1	$15.2
AFFO per diluted share	$0.48	$0.46	$1.23	$1.10
GOP Margin	46.7%	46%	45.4%	45.1%
Hotel EBITDA Margin	40.1%	38.8%	38.5%	38.2%
Dividends per share	$0.21	$0.20	$0.63	$0.575

Operating Results and Acquisitions Building Momentum

“It has been an invigorating year as the Chatham and JV portfolios have produced strong operating results and raised capital to make accretive acquisitions of six, high quality hotels since late December 2012,” said Jeffrey H. Fisher, Chatham’s president and chief executive officer. “We are quite positive about the future due to our recent acquisitions, inherent RevPAR growth in our existing markets, an active pipeline of quality deals in targeted markets and the value underlying the joint venture, all of which point to robust growth in 2014.

“Our portfolio RevPAR growth accelerated in the 2013 third quarter with comparable RevPAR up 6.7 percent, on top of a 7.2 percent advance in the 2012 third quarter, and we are enthusiastic about the prospects for meaningful, top-line growth as we move into 2014,” Fisher noted. “We have executed six great acquisitions which have produced RevPAR growth of 10.7 percent in the 2013 third quarter and 11.8 percent year to date, and we expect these acquisitions to continue to outperform industry averages next year. Importantly, we continue to see solid results in the Innkeepers joint venture with RevPAR growth of 6.6 percent for the quarter and 6.4 percent year-to-date, with corresponding comparable hotel EBITDA growth of 7.9 percent year-to-date.

“To generate incremental cash flow, you have to drive revenue growth to the bottom line via increased operating margins, and our margins increased 70 basis points to 46.7 percent, despite the adverse impact from our Washington D.C. Residence Inn, which was under heavy renovation for the entire quarter,” Fisher explained. “Even with the one-month delay in the conversion of the D.C. hotel which impacted FFO per share by $0.01, we produced adjusted FFO per share of $0.48, above consensus expectations, which is a testament to the margins we produced and the assets we acquired. With our best in class operating platform via our relationship with Island Hospitality, our ability to generate meaningful earnings growth is promising with ADR expected to comprise most of our RevPAR growth in the near future, and we expect we will be able to continue to drive margin and FFO growth.

“We remain focused on building Chatham into a premier lodging REIT, creating long-term value for our shareholders by making disciplined acquisitions of premium-branded, upscale, extended-stay and select-service hotels in targeted markets funded with prudent leverage and well-timed access to capital,” Fisher concluded.

Acquisitions

During the 2013 third quarter, the company acquired the 111-room Hampton Inn & Suites in Exeter, N.H., for a purchase price of $15.2 million and the 180-room Hilton Garden Inn Denver Tech Center for a purchase price of $27.9 million.

The Hampton Inn & Suites opened in August 2010 and is well located in the seacoast area of southern New Hampshire in downtown Exeter. With convenient access to Interstate 95, the LEED-certified hotel is proximate to Phillips Exeter Academy and strong corporate clients, such as Timberland, Bauer, Cobham, Sig Sauer and leisure destination, Hampton Beach.

The Hilton Garden Inn Denver Tech Center, Chatham’s first such branded hotel, converted to the Hilton Garden Inn brand in October 2008 and is ideally located in the heart of the Denver Tech Center and adjacent to a light-rail station that provides convenient transportation to downtown Denver. The Denver Tech Center spans 850 acres and contains more than 25 million square feet of office space, almost half of which is comprised of Class A and Class B space and is home to more than 1,000 companies employing more than 35,000 people, including companies such as Oracle, Newmont Mining, EMC Corporation and IBM.

“We continue to find hotels that match our strategy of acquiring newer, premium-branded, upscale, extended-stay and select-service hotels in markets that have substantial corporate demand generators or a strong mix of leisure and corporate demand,” commented Peter Willis, Chatham’s chief investment officer. “Our focus remains on hotels, primarily in gateway, coastal locations or in select, major market, urban locations, where demand is concentrated in the growing technology, medical or energy sectors. We have a very deep pipeline, which allows us to be diligent and hone in on the best possible acquisition candidates.”

On October 31, 2013, the company completed the acquisition of the 231-room Residence Inn by Marriott Seattle Bellevue/Downtown in Bellevue, Washington, for a net cash purchase price of $71.8 million. The urban, mid-high rise hotel opened in 2008 and is situated along Interstate 405, the area’s primary corridor, providing immediate access to downtown Bellevue’s 7.5 million square feet of Class “A” office space inventory, as well as the region’s high concentration of top-tier technology and telecommunications firms, including Microsoft, Amazon, Expedia, T-Mobile and AT&T.

Capital Structure

As of September 30, 2013, the company had net debt of $163.3 million (total debt less cash). Total debt outstanding was $223.7 million at an average interest rate of 4.5 percent, including $48.5 million outstanding on its senior secured revolving credit facility. On September 30, 2013, Chatham’s leverage ratio was 26.4 percent, based on the ratio of the company’s net debt to hotel investments at cost.

In the 2013 third quarter, the company completed a follow-on offering of approximately 3.7 million common shares at $18.35 per share, generating net proceeds of approximately $65.3 million. The offering price was 12.2 percent higher than the June 2013 offering of 5.0 million common shares at a price of $16.35 per share and 24.8 percent higher than the January 2013 offering of 3.6 million common shares at a price of $14.70 per share.

“Since December, we have opportunistically raised $192.4 million in common share offerings to fund the acquisition of six hotels, including the Bellevue Residence Inn, for an aggregate investment of approximately $217.9 million,” stated Dennis Craven, Chatham’s chief financial officer. “We have issued $117.0 million of debt this year at rates below 5 percent that were used to refinance debt we had assumed in certain acquisitions. These balance sheet improvements put us in good position to benefit strongly from increasing cash flow as the cycle matures. After the Bellevue acquisition, our leverage ratio is 33.0 percent, which is less than our long-term stated goal of 35 percent. This gives us great flexibility as we are quite comfortable operating at higher leverage levels at this part of the cycle. If the right acquisition opportunities arise, we will certainly be willing to use either borrowings under our line of credit or property specific debt to fund that growth.”

Innkeepers Joint Venture

During the third quarter, the Innkeepers joint venture refinanced its existing debt of approximately $786 million that carried a weighted average interest rate of 6.74 percent with a new $950 million, non-recourse loan. Collateralized by the remaining 51 core hotels in the Innkeepers portfolio, the new, five-year, interest only loan, which is comprised of a two-year loan with three, one-year extension options, carries an interest rate of one month LIBOR plus 480 basis points.

After the financing, Chatham received $12.2 million of distributions from the joint venture, bringing cumulative distributions to $33.4 million, or 90.2 percent of its full capital investment. The financing provides significant annual interest savings, extends the maturity to 2018 and pre-funds approximately $52 million of capital expenditures related to future renovations and $5 million of other customary, lender required reserves.

“The joint venture has been a great investment for Chatham with low risk, high leveraged returns, affirmed by the fact that most of our capital has been returned less than two years from acquisition. With the balance sheet in order for the next five years and our debt service well covered at over two times, distributable cash flow should increase,” Craven highlighted. “We expect that the remainder of our investment will be returned in 2014, which highlights the potential value of our promote interest as a key component of Chatham’s overall valuation. The promoted interest can increase our share of cash flow from the current 10.3 percent to more than 20 percent if certain returns are achieved, and that is a meaningful addition to our valuation.”

Hotel Renovations/Upgrades

The renovation and conversion of the Washington D.C. hotel to a Residence Inn by Marriott were completed at the end of September, approximately one-month behind schedule. The delay adversely impacted third quarter FFO per share by $0.01.

“Our hotels are in great shape, and we have only two hotels scheduled to undertake renovations in each of the next two years, freeing up cash flow to improve our existing hotels, acquire additional hotels or pay down debt,” Fisher said.

Dividend

Chatham currently pays a monthly dividend of $0.07 per common share, the only public lodging REIT to pay monthly dividends. The annualized dividend of $0.84 per common share represents a dividend yield of 4.5 percent, one of the highest in the hotel industry, based on the company’s commons share closing price of $18.77 on November 1, 2013.

2013 Guidance

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s updated guidance presented below accounts for the performance through September 30, 2013.
The company’s fourth quarter guidance reflects the following:

•	Comparable hotel RevPAR, excluding the Holtsville, Washington D.C., and Tysons Corner hotels, is forecast to rise 5 percent.

•	Adverse impact on RevPAR growth in 2012 of 150 basis points due to Hurricane Sandy-related revenue at the Residence Inn Holtsville, N.Y.

•
Adverse impact from the government shutdown/sequester on the Washington D.C. and Tysons Corner hotels, which is expected to reduce RevPAR growth by 100 basis points (mostly room rate), EBITDA and FFO by approximately $0.3 million or $0.01 per share.

•	Acquisition of the Residence Inn Bellevue on October 31, 2013, funded with available cash and borrowings on the line of credit of $59 million.

•	No additional acquisitions or debt issuance.

	Q4 2013	2013 Forecast
RevPAR	$101-$102	$108-$109
RevPAR growth	+2-3%	+4-5%
Total hotel revenue	$32.7-$33.0 M	$123.4-$123.6 M
Net income	$0.7-$1.2 M	$3.8-$4.2 M
Net income per diluted share	$0.03-$0.04	$0.18-$0.19
Adjusted EBITDA	$11.9-$12.3 M	$50.6-$51.0 M
Adjusted funds from operation ("FFO")	$7.3-$7.7 M	$31.3-$31.8 M
Adjusted FFO per diluted share	$0.28-$0.29	$1.48-$1.49
Hotel EBITDA margins	35-35.5%	37.5-37.7%
Corporate cash administrative expenses	$1.6 M	$6.0 M
Corporate non-cash administrative expenses	$0.5 M	$2.1 M
Interest expense	$2.5 M	$10.0 M
Non-cash amortization of deferred fees	$0.3 M	$1.2 M
Acquisition costs, extinguishment and other charges	$0.3 M	$3.8 M
Income taxes	$0.0 M	$0.1 M
Weighted average shares outstanding	26.6 M	21.3 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.
Earnings Call

The company will hold its third quarter 2013 conference call tomorrow, November 5, 2013, at 11:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-877-941-0843, reference number 4646993. A recording of the call will be available by telephone until midnight on Tuesday, November 12, 2013, by dialing 1-800-406-7325, reference number 4646993. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 76 hotels totaling 10,526 rooms/suites, comprised of 24 hotels it wholly owns with an aggregate of 3,431 rooms/suites in 14 states and the District of Columbia and holds a minority investment in two joint ventures that own 52 hotels with an aggregate of 7,095 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO

 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA

The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income (loss) attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 4, 2013, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets:
Investment in hotel properties, net	$543,709	$426,074
Cash and cash equivalents	60,401	4,496
Restricted cash	5,062	2,949
Investment in unconsolidated real estate entities	515	13,362
Hotel receivables (net of allowance for doubtful accounts of $42 and $28, respectively)	2,249	2,098
Deferred costs, net	5,647	6,312
Prepaid expenses and other assets	2,387	1,930
Total assets	$619,970	$457,221
Liabilities and Equity:
Debt	$175,208	$159,746
Revolving credit facility	48,500	79,500
Accounts payable and accrued expenses	11,885	8,488
Distributions payable	1,900	2,875
Total liabilities	237,493	250,609
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2013 and December 31, 2012	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 25,808,058 and 13,908,907 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	256	137
Additional paid-in capital	425,331	240,355
Accumulated deficit	(45,138)	(35,491)
Total shareholders’ equity	380,449	205,001
Noncontrolling Interests:
Noncontrolling Interest in Operating Partnership	2,028	1,611
Total equity	382,477	206,612
Total liabilities and equity	$619,970	$457,221

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:
Room	$33,182	$25,337	$86,377	$71,778
Food and beverage	368	76	717	185
Other	1,362	1,179	3,575	3,065
Cost reimbursements from unconsolidated real estate entities	458	410	1,226	1,160
Total revenue	35,370	27,002	91,895	76,188
Expenses:
Hotel operating expenses:
Room	6,845	5,462	18,460	15,726
Food and beverage expense	189	87	506	241
Telephone expense	236	204	643	549
Other expense	430	454	1,157	1,130
General and administrative	3,159	2,318	8,493	6,886
Franchise and marketing fees	2,663	2,013	6,807	5,715
Advertising and promotions	738	570	2,046	1,740
Utilities	1,492	1,210	3,675	3,116
Repairs and maintenance	1,710	1,216	4,711	3,678
Management fees	947	707	2,430	1,995
Insurance	192	106	540	418
Total hotel operating expenses	18,601	14,347	49,468	41,194
Depreciation and amortization	4,748	3,399	12,526	10,861
Property taxes and insurance	2,297	1,918	6,329	5,174
General and administrative	1,910	1,676	5,956	5,400
Hotel property acquisition costs and other charges	1,345	24	2,581	108
Reimbursed costs from unconsolidated real estate entities	458	410	1,226	1,160
Total operating expenses	29,359	21,774	78,086	63,897
Operating income	6,011	5,228	13,809	12,291
Interest and other income	9	53	124	54
Interest expense, including amortization of deferred fees	(2,775)	(3,627)	(8,433)	(11,303)
Loss on early extinguishment of debt	—	—	(933)	—
Loss from unconsolidated real estate entities	(674)	(195)	(1,394)	(57)
Income before income tax benefit (expense)	2,571	1,459	3,173	985
Income tax benefit (expense)	(30)	39	(75)	(61)
Net income	$2,541	$1,498	$3,098	$924
Income per Common Share - Basic:
Net income attributable to common shareholders	$0.11	$0.10	$0.15	$0.05
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.11	$0.10	$0.15	$0.05
Weighted average number of common shares outstanding:
Basic	22,508,988	13,819,342	19,308,809	13,808,218
Diluted	22,769,282	13,966,952	19,539,941	13,919,056
Distributions per common share:	$0.21	$0.20	$0.63	$0.575

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Funds From Operations (“FFO”):
Net income	$2,541	$1,498	$3,098	$924
Loss (gain) on the sale of assets within the unconsolidated real estate entity	(35)	188	238	(482)
Depreciation	4,726	3,380	12,466	10,805
Adjustments for unconsolidated real estate entity items	1,305	1,262	3,832	3,787
FFO	8,537	6,328	19,634	15,034
Hotel property acquisition costs and other charges	1,345	24	2,581	108
Loss on early extinguishment of debt	—	—	933	—
Adjustments for unconsolidated real estate entity items	954	—	962	42
Adjusted FFO	$10,836	$6,352	$24,110	$15,184
Weighted average number of common shares
Basic	22,508,988	13,819,342	19,308,809	13,808,218
Diluted	22,769,282	13,966,952	19,539,941	13,919,056

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$2,541	$1,498	$3,098	$924
Interest expense	2,775	3,627	8,433	11,303
Income tax expense	30	(39)	75	61
Depreciation and amortization	4,748	3,399	12,526	10,861
Adjustments for unconsolidated real estate entity items	2,775	2,800	8,279	8,236
EBITDA	12,869	11,285	32,411	31,385
Hotel property acquisition costs and other charges	1,345	24	2,581	108
Loss on early extinguishment of debt	—	—	933	—
Adjustments for unconsolidated real estate entity items	954	—	960	42
Loss (gain) on the sale of assets within the unconsolidated real estate entity	(35)	188	240	(482)
Share based compensation	509	518	1,589	1,485
Adjusted EBITDA	$15,642	$12,015	$38,714	$32,538